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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7 )*

                               Capital Trust, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    14052H100
                       ----------------------------------

                                 (CUSIP Number)



                                December 31, 2002
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

SEC 1745 (2/92)
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CUSIP No. 14052H100                    13G                    Page 2 of 10 pages

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1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Wanger Asset Management, L.P.  36-3820584

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                            (a)[ ]
                                                                    (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                None

     NUMBER OF         ---------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES

                                None

    BENEFICIALLY
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH

                                None
     REPORTING
       PERSON
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH

                                None

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                               [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0 %

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 14052H100                    13G                    Page 3 of 10 pages


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                            (a)[ ]
                                                                    (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                None

     NUMBER OF         ---------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES

                                None

    BENEFICIALLY
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH

                                None
     REPORTING
       PERSON
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH

                                None

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                               [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 14052H100                    13G                    Page 4 of 10 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Acorn Trust

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                            (a)[ ]
                                                                    (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                None

     NUMBER OF         ---------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES

                                None

    BENEFICIALLY
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH

                                None
     REPORTING
       PERSON
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
        WITH

                                None

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                               [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0 %

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IV

--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                        Capital Trust, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                        410 Park Avenue, 14th Floor
                        New York, NY  10022


Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")
                        Liberty Acorn Trust ("Acorn")



Item 2(b)         Address of Principal Business Office:

                        WAM, WAM GP and Acorn are all located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois  60606


Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                        Common Stock

Item 2(e)         CUSIP Number:

                        14052H100

Item 3            Type of Person:

                        (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                        (e)   WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.





                               Page 5 of 10 pages
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Item 4            Ownership (at December 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              None

                        (b)   Percent of class:

                              0.0 % (based on 15,515,133 shares outstanding as of November 11, 2002, reported in Form 10-Q filed on November 12, 2002).

                        (c)   Number of shares as to which such person has:

                              (i)   sole power to vote or to direct the vote:
                                    none

                             (ii)   shared power to vote or to direct the vote:
                                    none

                            (iii) sole power to dispose or to direct the disposition of: none

                             (iv)   shared power to dispose or to direct
                                    disposition of: none


Item 5            Ownership of Five Percent or Less of a Class:

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                        Not Applicable

Item 8            Identification and Classification of Members of the Group:

                        Not Applicable

Item 9            Notice of Dissolution of Group:

                        Not Applicable








                               Page 6 of 10 pages
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Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                               Page 7 of 10 pages
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                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                 By:  /s/ Bruce H. Lauer
                                      ------------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 LIBERTY ACORN TRUST



                                 By:  /s/ Bruce H. Lauer
                                      ------------------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Secretary



                               Page 8 of 10 pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust.




                               Page 9 of 10 pages